EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 (No. 333-121563) and Form S-8 (Nos. 333-70838 and 333-49396) of Communication Intelligence Corporation and its Subsidiaries of our report dated February 17, 2006, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the entity’s ability to continue as a going concern described in note 1 to the consolidated financial statements), relating to the consolidated financial statements and schedule which appears in this Form 10-K.

/s/ STONEFIELD JOSEPHSON, INC.

San Francisco, California
March 30, 2006